Exhibit 4.8

BNP PARIBAS
BFI – LSI – CMO – BACK OFFICE SWAPS
ACI : CSB04A1
75450 PARIS CEDEX 09
FRANCE
Fax :+ 33 1 42 98 67 04

DATE:	April 18, 2008

TO:	CNH EQUIPMENT TRUST 2008-A (Party B)
C/O The Bank of New York (Delaware)
White Clay Center, Route 273
DE 19711
NEWARK, DELAWARE
UNITED STATES
ATTENTION: Corporate Trust Administrator
TELEPHONE:(302) 636-6194
FACSIMILE: (302) 636-4140

FROM:	BNP PARIBAS SA (Party A)

SUBJECT:	Fixed Income Derivatives Confirmation

REFERENCE NUMBER:	MAD 71489

The purpose of this letter (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1                                          The definitions and provisions contained in the 2000 ISDA Definitions (the “ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation.  In the event of any inconsistency between the definitions in the ISDA Definitions and this Confirmation, this Confirmation will govern.  References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for purposes of the ISDA Definitions.

Capitalized terms not defined herein shall have the meaning assigned to them in the Trust Agreement, dated as of March 1, 2008, between CNH Capital Receivables LLC and Wilmington Trust Company, as Trustee, the Sale and Servicing Agreement, dated as of April 1, 2008, among CNH Equipment Trust 2008-A (the “Trust”), CNH Capital Receivables LLC, as Seller, and New Holland Credit Company, LLC, as Servicer, and the Indenture, dated as of April 1, 2008, between CNH Equipment Trust 2008-A and The Bank of New York Trust Company, N.A., as Indenture Trustee (together with the Trust Agreement and Sale and Servicing Agreement, the “Base Agreements”).  In the event of any inconsistency between the definitions in the ISDA Definitions and the Base Agreements, the Base Agreements will govern.

This Confirmation supplements, forms a part of, and is subject to, the 1992 ISDA Master Agreement dated as of April 18, 2008 (including the Schedule thereto) as amended and supplemented from time to time (the “Agreement”) between you and us.  All provisions contained in the Agreement govern this Confirmation except as expressly modified herein.

2.                                       The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Swap

Notional Amount:

USD 133,000,000.00 initially. With respect to each subsequent Calculation Period, the Notional Amount shall be equal to the outstanding principal balance of the Class A-2 Notes as of the first day of such Calculation Period.

Trade Date:	April 10, 2008

Effective Date:	April 18, 2008

Termination Date:

The earlier of (i) April 15, 2011, subject to adjustment in accordance with the Business Day Convention; provided, however, that for the purpose of determining the final Fixed Rate Payer Period End Date, Termination Date shall be subject to No Adjustment, and (ii) the date on which the outstanding principal balance of the Class A-2 Notes is reduced to zero.

Fixed Amounts:

Fixed Rate Payer:	CNH EQUIPMENT TRUST 2008-A

Fixed Rate Payer
Period End Dates:	The 15th calendar day of each month during the Term of this Transaction, commencing May 15, 2008, and ending on the Termination Date, with No Adjustment.

Fixed Rate Payer
Payment Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing May 15, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Fixed Rate:	2.444%

Fixed Amount:	To be determined in accordance with the following formula:

Fixed Rate*Notional Amount*Fixed Rate Day Count Fraction

Fixed Rate Day
Count Fraction:	30/360

Floating Amounts:

Floating Rate Payer:	BNP PARIBAS SA

Floating Rate Payer
Period End Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing May 15, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:

The 15th calendar day of each month during the Term of this Transaction, commencing May 15, 2008, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Option:	USD-LIBOR-BBA

Floating Amount:	To be determined in accordance with the following formula:

Floating Rate Option*Notional Amount*Floating Rate Day Count Fraction

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Calculation Agent:	BNP PARIBAS SA

Account Details and Settlement Information:

Payments to Party A:	BNP PARIBAS NEW YORK, NY (Fed ABA 026007689)

Swift Code: BNPAUS3N
A/C 00200-194093-001-36
Favor: BNP PARIBAS
Swift Code: BNPAFRPP
Attn Swaps & Derivatives Back Office

3.

Payments to Party B:	The Bank of New York-New York, NY
ABA#021000018
G/L/A:#211705
Account: TAS#629169
Account: CNHET 2008-A
Attn: Keith Richardson 312-827-8572

4.               Calculation of Market Quotation or Loss in connection with the early termination of all or a portion of this Transaction:

The relevant party calculating the Market Quotation or Loss, as appropriate, in connection with the early termination of all or a portion of this Transaction shall take into account the anticipated amortization of the Note Balance of the Class A-2 Notes for all Calculation Periods that would otherwise have ended on Payment Dates that would otherwise have fallen after such early termination.

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The time of dealing will be confirmed by Party A upon written request.  BNP PARIBAS SA is regulated by the Financial Services Authority.  BNP PARIBAS SA is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three (3) Business Days by promptly signing in the space provided below and both (i) faxing the signed copy to BNP PARIBAS PARIS, Fax +(33) 1 42 98 67 04, Tel +(1) 212-471 8078, and (ii) mailing the signed copy to BNP PARIBAS PARIS, BFI – LSI _ CMO _ BACK OFFICE SWAPS, ACI: CSB04A1, 75450 PARIS CEDEX 09.  Your failure to respond within such period shall not affect the validity or enforceability of the Transaction against you.  This facsimile shall be the only documentation in respect of the Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless Party B requests such a copy.

For and on behalf of BNP PARIBAS		CNH Equipment Trust 2008-A By: Wilmington Trust Company, not in its individual capacity but solely as trustee

By:	/s/ Kerri Nuccio	By:	/s/ J. Christopher Murphy

Name: Kerri Nuccio		Name: J. Christopher Murphy
Title: Authorized Signatory, BNP Paribas Securities		Title: Financial Services Officer
Corp. on behalf of BNP Paribas		Date:
Date:

For and on behalf of BNP PARIBAS

By:	/s/ Hugo Sueiro

Name: Hugo Sueiro
Title: Authorized Signatory
Date:

Annex A

Paragraph 13 of the Credit Support Annex